SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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PURE BIOSCIENCE
(Name of Registrant as Specified In Its Charter)

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PURE BIOSCIENCE
1725 Gillespie Way El Cajon,
California 92020
(619) 596-8600

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 1, 2007

TO THE SHAREHOLDERS OF PURE BIOSCIENCE

NOTICE HEREBY IS GIVEN that the Annual Meeting of Shareholders of PURE BIOSCIENCE, a California corporation (the “Company”), will be held at the Doubletree Hotel Mission Valley, 7450 Hazard Center Drive, San Diego, California 92108 on March 1, 2007, 1:00 p.m., Pacific Time, and at any and all adjournments thereof, for the purpose of considering and acting upon the following Proposals:

Proposal No. 1.	ELECTION OF DIRECTORS

Proposal No. 2.	APPROVAL OF THE PURE BIOSCIENCE 2007 EQUITY INCENTIVE PLAN

This Annual Meeting is called as provided for by California law and the Company’s By-laws.

Only holders of the outstanding Common Stock of the Company of record at the close of business on January 12, 2007 will be entitled to notice of and to vote at the Meeting or at any adjournment or adjournments thereof.

All shareholders, whether or not they expect to attend the Annual Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

DENNIS ATCHLEY
SECRETARY
El Cajon, California
January 10, 2007

PURE BIOSCIENCE
1725 Gillespie Way
El Cajon, California 92020
(619) 596-8600

PROXY STATEMENT

GENERAL INFORMATION
The enclosed Proxy is solicited by and on behalf of the Board of Directors of PURE Bioscience, a California corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders to be held at the Doubletree Hotel Mission Valley, 7450 Hazard Center Drive, San Diego, California 92108 on March 1, 2007, at 1:00 p.m. Pacific Time, and at any adjournment thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company’s shareholders on or before January 22, 2007.

Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by submitting a new proxy with a later date, or by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mail; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company’s shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

All shares represented by valid proxies will be voted in accordance therewith at the Meeting. Shares not voting as a result of a proxy marked to abstain will be counted as part of total shares voting in order to determine whether or not a quorum has been achieved at the Meeting. Shares registered in the name of a broker-dealer or similar institution for beneficial owners to whom the broker-dealer distributed notice of the Annual Meeting and proxy information and which such beneficial owners have not returned proxies or otherwise instructed the broker-dealer as to voting of their shares, will be counted as part of the total shares voting in order to determine whether or not a quorum has been achieved at the Meeting. Abstaining proxies and broker-dealer non-votes will not be counted as part of the vote on any business at the Meeting on which the shareholder has abstained.

ADVICE TO BENEFICIAL OWNERS OF CERTAIN SHARES
Shareholders who do not hold their shares in their own name should note that only proxies from Shareholders whose names are registered as Shareholders on the records of the Company can submit the attached proxy or be recognized and vote at the Meeting. If a Shareholder’s shares are registered under the name of a broker, financial institution or other agent, (a Beneficial Owner) then these shares can only be voted by the holding broker, financial institution or other agent. Such broker, financial institution or other agent are provided with sufficient copies of this Proxy Statement and the Annual Report to forward such materials to the Beneficial Owner. The broker, financial institution or other agent should provide the Beneficial Owner with instructions on how to submit the vote of their shares. In the event a Beneficial Owner wishes to attend and vote their shares at the Meeting, the Beneficial Owner must obtain a proxy from the broker, financial institution or other agent.

ANNUAL REPORT
The Company’s Annual Report to Shareholders for the fiscal year ended July 31, 2006 has been previously mailed or is being mailed simultaneously to the Company’s shareholders, but does not constitute part of these proxy soliciting materials.

SHARES OUTSTANDING AND VOTING RIGHTS
All voting rights are vested exclusively in the holders of the Company’s Common Stock with each common share entitled to one vote. Only shareholders of record at the close of business on January 12, 2007 are entitled to notice of and to vote at the Meeting or any adjournment thereof. On January 10, 2007, the Company had 23,967,002 shares of its Common Stock outstanding, each of which is entitled to one vote on all matters to be voted upon at the Meeting. No fractional shares are presently outstanding. A majority of the Company’s outstanding voting stock represented in person or by proxy shall constitute a quorum at the Meeting. The affirmative vote of a majority of the votes cast, providing a quorum is present, is necessary to approve the Proposals. The Directors and Executive Officers of PURE Bioscience own 1,344,553 shares (5.6% of shares outstanding) and have not entered into any agreements as to how they intend to vote their shares. Management intends to vote in favor of the Proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OF MANAGEMENT
The following table sets forth the number of shares of the Company’s Common Stock beneficially owned as of January 10, 2007 by individual directors and executive officers and by all directors and executive officers of the Company as a group. Based upon a review of the Company’s shareholders list as of January 10, 2007, there are no other registered holders of five percent or more of the Company’s Common Stock. As of January 10, 2007, there were 23,967,002 shares outstanding.

Name and Address of Beneficial Owner (1)	Title	Common Stock Ownership	Percentage of Shares Outstanding (%)
Dennis Atchley Gregory H. Barnhill Dennis Brovarone Gary W. Brownell Andrew J. Buckland Michael L. Krall Donna Singer Tommy G. Thompson Directors and Officers as a Group (9 individuals)	Secretary Director Director Director Chief Financial Officer President, CEO/Chairman Executive VP, Director Director	558,301 (2) 979,400 (3) 1,121,067 (4) 1,064,905 (5) 400,000 (6) 2,362,122 (7) 1,272,758 (8) 422,200 (9) 8,180,753 (10)	2.28 3.93 4.47 4.25 1.64 8.97 5.04 1.73 25.52

(1)	The address of the executive officers and directors is that of the Company: 1725 Gillespie Way, El Cajon, CA 92020.
(2)	Includes presently exercisable options to acquire up to 440,000 shares.
(3)	Includes presently exercisable options to acquire up to 789,000 shares.
(4)	Includes presently exercisable options to acquire up to 985,000 shares.
(5)	Includes presently exercisable options to acquire up to 950,000 shares.
(6)	Includes presently exercisable options to acquire up to 400,000 shares.
(7)	Includes presently exercisable options to acquire up to 1,650,000 shares.
(8)	Includes presently exercisable options to acquire up to 1,200,000 shares.
(9)	Includes presently exercisable options to acquire up to 422,220 shares.
(10)	Includes presently exercisable options held by all of the above officers and directors to acquire up to 6,836,200 shares.

MANAGEMENT
The executive officers and directors of the Company and their ages are as follows:

Name	Age	Position	Held Position Since
Michael L. Krall Andrew J. Buckland Donna Singer Gary W. Brownell, CPA Dennis Atchley, Esq. Gregory H. Barnhill Dennis Brovarone Tommy G. Thompson	54 43 36 58 56 51 50 65	President, CEO, Chairman, Director CFO, Principal Accounting Officer Executive Vice President, Director Director Secretary Director Director Director	1992 2005 1998 1996 1996 2001 1996 2006

Business Experience
GREGORY H. BARNHILL   Mr. Barnhill is a Partner and member of the Board of Brown Advisory Securities, LLC. Previously, Mr. Barnhill served as Managing Director of North American Equity Sales at Deutsche Banc Alex.Brown Inc., Baltimore, MD. He joined the firm in 1975, following his graduation from Brown University with an AB degree in economics.

DENNIS BROVARONE   Mr. Brovarone has been practicing corporate and securities law since 1986 and as a sole practitioner since 1990. He was elected to the Company’s Board of Directors in April 1996. From January 2002 to the present, Mr. Brovarone serves on the Board of Directors of Shannon International, Inc., a publicly held Nevada corporation.

GARY W. BROWNELL   Mr. Brownell served as the CFO for PURE Bioscience from 1996 through June 2005 and has been a Director of PURE Bioscience since 1996.

ANDREW J. BUCKLAND   Mr. Buckland joined PURE Bioscience as its Chief Financial Officer in 2005. Prior to joining PURE, Mr. Buckland served as Vice President of Finance at Cardionet, Inc. Previous to that, Mr. Buckland served as Chief Financial Officer and as Chief Accounting Officer of Advanced Tissue Sciences, a public biotechnology company based in San Diego. He earned an MBA from the University of California, Irvine and a BA (with Honors) from the University of the West of England Business School.

MICHAEL L. KRALL   Mr. Krall is the President, CEO and Chairman of the Board of Directors of PURE Bioscience, a position he has held since 1993.

DONNA SINGER   Ms. Singer is the Executive Vice President of PURE Bioscience and has been a director since 1997. From 1996-1998, Ms. Singer served as Vice President of Operations for the Company.

TOMMY G. THOMPSON   Secretary Thompson is currently the Independent Chairman of the Deloitte Center for Health Solutions, a partner at the law firm of Akin Gump Strauss Hauer & Feld, and President of Logistics Health Incorporated. Secretary Thompson served as HHS Secretary from 2001 to 2005 and as Governor of Wisconsin from 1987-2001. Secretary Thompson also serves as a director on the boards of Centene Corporation and CR Bard, Inc.

The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors. The executive officers serve at the discretion of the Board of Directors except as subject to the employment agreement with Mr. Krall.

Committees and Meetings of the Board
The Board of Directors does not have separate audit, nominating and compensation committees. These functions are currently performed by the entire board of directors. PURE Bioscience is under no legal obligation to establish these committees and has elected not to do so at this time so as to avoid the time and expense of identifying independent directors willing to serve on the committees. PURE Bioscience may establish committees in the future if the board determines it to be advisable or we are otherwise required to do so by applicable law, rule or regulation.

Audit Committee
As the board of directors does not have an audit committee, it therefore has no “audit committee financial expert” within the meaning of Item 401(e) of Regulation S-B. In general, an “audit committee financial expert” is an individual member of the audit committee who understands Generally Accepted Accounting Principles and financial statements; is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements; understands internal controls over financial reporting, and understands audit committee functions.

During the last full fiscal year, the Board of Directors held four meetings and also took action by written consent on four occasions. All corporate actions by the Board of Directors were either unanimously consented to in writing or in person or taken pursuant to telephonic conference call meetings.

Board of Directors Independence
Two of our directors, Gregory H. Barnhill and Dennis Brovarone, are “independent” within the meaning of definitions established by the Securities and Exchange Commission or any self-regulatory organization. PURE is not currently subject to any law, rule or regulation requiring that all or any portion of its board of directors include “independent” directors.

Director Nominees
The Company does not have a nominating committee. The board of directors, sitting as a board, selects those individuals to stand for election as members of our board. Since the board of directors does not include a majority of independent directors, the decision of the board as to director nominees is made by persons who have an interest in the outcome of the determination. The board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted. Until otherwise determined, not less than 90 days prior to the next annual board of directors’ meeting at which the slate of board nominees is adopted, the board accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate’s qualifications to serve as a director and a statement of why the shareholder submitting the name of the proposed nominee believes that the nomination would be in the best interests of shareholders. If the proposed nominee is not the security holder submitting the name of the candidate, a letter from the candidate agreeing to the submission of his or her name for consideration should be provided at the time of submission. The letter should be accompanied by a resume supporting the nominee’s qualifications to serve on the board of directors, as well as a list of references.

The board identifies director nominees through a combination of referrals, including by management, existing board members and security holders, where warranted. Once a candidate has been identified the board reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the board believes it to be appropriate, board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management’s slate of director nominees submitted for shareholders for election to the board.

Among the factors that the board considers when evaluating proposed nominees are their experience in the bioscience, chemical and/or pharmaceutical industries, knowledge of and experience with and knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions. The board may request additional information from the candidate prior to reaching a determination. The board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

The board received no security holder recommendations for nomination to the board of directors in connection with the 2007 annual meeting of shareholders. There are six director nominees for the 2007 annual meeting of shareholders, all of which are incumbent directors standing for reelection.

Security Holder Communications with our Board of Directors
The Company provides an informal process for security holders to send communications to our board of directors. Security holders who wish to contact the board of directors or any of its members may do so by writing to PURE Bioscience, 1725 Gillespie Way, El Cajon, CA 92020. Correspondence directed to an individual board member is referred, unopened, to that member. Correspondence not directed to a particular board member is referred, unopened, to the Chairman of the Board.

Code of Ethics
Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, PURE Bioscience is required to disclose whether it has adopted a code of ethics that applies to PURE’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. We have adopted a code of ethics that applies to our chief executive officer, chief financial officer and other officers, legal counsel and to any person performing similar functions. We have made the code of ethics available and intend to provide disclosure of any amendments or waivers of the code within five business days after an amendment or waiver on our website, www.purebio.com.

Compliance with Section 16(a) of Securities Exchange Act of 1934
To our knowledge, during the fiscal year ended July 31, 2006, our Directors and Officers complied with all applicable Section 16(a) filing requirements. This statement is based solely on a review of the copies of such reports that reflect all reportable transactions furnished to us by our Directors and Officers and their written representations that such reports accurately reflect all reportable transactions.

Family Relationships
There is no family relationship between any Director, executive or person nominated or chosen by PURE Bioscience to become a Director or Executive Officer.

EXECUTIVE COMPENSATION
The following table shows for the fiscal years ending July 31, 2006, 2005 and 2004, the compensation awarded or paid by the Company to its Chief Executive Officer and any of the Executive Officers of the Company whose total salary and bonus exceeded $100,000 during such years (The “Named Executive Officers”):

SUMMARY COMPENSATION TABLE
				Long Term Compensation
	Annual Compensation			Awards	Payouts
Name and Principle Position	Year	Salary ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)
Michael L. Krall President and CEO	2006	196,757	0	550,000 Common	0
	2005	172,308	0	480,000 Common	0
	2004	168,000	0	0	0

Andrew J. Buckland, Chief Financial Officer	2006	174,116	0	400,000 Common	0

Donna M. Singer, Executive Vice President	2003	121,015	0	500,000 Common	0

No other Executive Officer earned more than $100,000 during any of the fiscal years presented.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
The following table sets forth, for each of the Named Executive Officers, the number and value of option exercises during the year ended July 31, 2006, and the number and value of unexercised options held at July 31, 2006:

Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values
Name	Shares Acquired on Exercise (Year Ending July 31, 2006; #)	Value Realized (Year Ending July 31, 2006 ($) (1)	Number of Common Shares Underlying Unexercised Options at July 31, 2006	Value of Unexercised In-the Money Options at July 31, 2006 ($) (2)
Michael L. Krall President and CEO	89,812	$ 254,168	1,650,000 (All Exercisable @ 7/31/06)	$1,067,000 (All Exercisable @ 7/31/06)

Andrew J. Buckland Chief Financial Officer	0	$ 0	400,000 (All Exercisable @ 7/31/06)	$130,000 (All Exercisable @ 7/31/06)

Donna M. Singer Executive Vice President	44,402	$ 125,658	1,200,000 (All Exercisable @ 7/31/06)	$679,000 (All Exercisable @ 7/31/06)

(1)	Value realized is based as applicable on a) the difference between the exercise price of options exercised and the closing market price of our common stock on the date of exercise; or b) the market value of shares acquired via net exercise based on the closing market price of our common stock on the date of exercise.

(2)	Option values are based on the difference between the exercise price of unexercised options and the closing price of our common stock of $1.50 at July 31, 2006, for options where the exercise price is less than $1.50.

Employment Agreements and Executive Compensation
In April 1996, the Board of Directors approved a five-year employment agreement for Michael Krall, its President and Chief Executive Officer. Mr. Krall received a salary of $168,000 per year plus an amount equal to 3% of PURE Bioscience’s net income before taxes, if any, plus other benefits. The Board of Directors has extended Mr. Krall’s employment agreement each year subsequent to the original term. In May 2005, the Board of Directors approved a salary increase to $200,000 per year for Mr. Krall.

Compensation of Directors
Directors are entitled to receive $300 plus reimbursement for all out-of-pocket expenses incurred for attendance at Board of Directors meetings. Directors, upon joining the Board, each receive an option on 100,000 shares at fair market value. Upon each subsequent anniversary thereof, each such Director will receive an option to purchase 50,000 shares of common stock at fair market value. The Plans also give the Administrative Committee discretion to award additional options.

Other Arrangements: None

Termination of Employment and Change of Control Arrangement
There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.

Certain Relationships and Related Transactions
In January 2006, we entered into two-year consulting agreement with Secretary Tommy Thompson, for domestic and international business development, the compensation for which is a fee of $12,500 per month and an option on 1,000,000 shares of common stock. Under the option agreements, unvested options will not be issued if the associated consulting agreements are terminated prior to their two year term.

PROPOSAL NO. 1.  ELECTION OF DIRECTORS

The Articles presently provide for a Board of Directors of not more than nine (9) members. The number of Directors of the Company has been fixed at six (6) by the Company’s Board of Directors. The Company’s Board of Directors recommends the election of Directors of the six (6) nominees listed below to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal. The persons named as “proxies” in the enclosed form of Proxy, who have been designated by Management, intend to vote for the six (6) nominees for election as Directors unless otherwise instructed in such proxy. If at the time of the Meeting, any of the nominees named below should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to cumulatively vote for the remaining nominees, or for a substitute nominee or nominees, if any, as shall be designated by the Board of Directors.

Nominees

The following table sets forth the name and age of each nominee for Director, indicating all positions and offices with the Company presently held, the period during which each has served as such, and the class and term for which each has been nominated:

Name	Age	Position	Year First Director
Gregory H. Barnhill Dennis Brovarone Gary W. Brownell, CPA Michael L. Krall Donna Singer Tommy G. Thompson	51 50 58 54 36 65	Director Director Director President, CEO, Chairman, Director Executive Vice President, Director Director	2001 1996 1996 1992 1999 2006

Business Experience of Nominees
GREGORY H. BARNHILL   Mr. Barnhill is a Partner and member of the Board of Brown Advisory Securities, LLC. Previously, Mr. Barnhill served as Managing Director of North American Equity Sales at Deutsche Banc Alex.Brown Inc., Baltimore, MD. He joined the firm in 1975, following his graduation from Brown University with an AB degree in economics.

DENNIS BROVARONE   Mr. Brovarone has been practicing corporate and securities law since 1986 and as a sole practitioner since 1990. He was elected to the Company’s Board of Directors in April 1996. From January 2002 to the present, Mr. Brovarone serves on the Board of Directors of Shannon International, Inc., a publicly held Nevada corporation.

GARY W. BROWNELL   Mr. Brownell served as the CFO for PURE Bioscience from 1996 through June 2005 and has been a Director of PURE Bioscience since 1996.

MICHAEL L. KRALL  Mr. Krall is the President, CEO and Chairman of the Board of Directors of PURE Bioscience, a position he has held since 1993.

DONNA SINGER   Ms. Singer is the Executive Vice President of PURE Bioscience and has been a director since 1997. From 1996-1998, Ms. Singer served as Vice President of Operations for the Company.

TOMMY G. THOMPSON   Secretary Thompson is currently the Independent Chairman of the Deloitte Center for Health Solutions, a partner at the law firm of Akin Gump Strauss Hauer & Feld, and President of Logistics Health Incorporated. Secretary Thompson served as HHS Secretary from 2001 to 2005 and as Governor of Wisconsin from 1987-2001. Secretary Thompson also serves as a director on the boards of Centene Corporation and CR Bard, Inc.

PROPOSAL NO. 2.   APPROVAL OF THE PURE BIOSCIENCE 2007 EQUITY INCENTIVE PLAN

In January 2007, the Board of Directors adopted, subject to shareholder approval, the Company’s 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan has a share reserve of 5,000,000 shares. The Company believes that appropriate equity incentives are critical to attracting and retaining the best employees in its industry. The approval of this proposal will enable the Company to continue to provide such incentives. The Board has full discretion to determine the number of awards to be granted to participants under the 2007 Plan, subject to an annual limitation on the total number of awards that may be granted to any employee. Prior to the Annual Meeting, the Company will not grant any awards under the 2007 Plan.

Summary of the 2007 Plan
The following is a summary of the material terms of the 2007 Plan. It is qualified in its entirety by the specific language of the 2007 Plan, a copy of which is available to any shareholder upon request.

General
The 2007 Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. Incentive stock options granted under the 2007 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2007 Plan are not intended to qualify as incentive stock options under the Code.

Purpose
The purpose of the 2007 Plan is to advance the interests of the Company and its shareholders by providing an incentive to attract and retain persons eligible to receive options under the 2007 Plan and by motivating such persons to contribute to the growth and profitability of the Company.

Administration
The 2007 Plan is administered by the Board of Directors and its designees. The Board has the power to construe and interpret the 2007 Plan and, subject to the provisions of the 2007 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration to be paid upon exercise of an award, and other terms of the award. The Board of Directors is authorized to delegate administration of the 2007 Plan to a committee of outside directors. As used herein with respect to the 2007 Plan, the “Board” refers to any such committee, as well as to the Board of Directors itself.

Stock Subject to the 2007 Plan
The share reserve under the 2007 Plan will be equal to 5,000,000 shares. If awards granted under the 2007 Plan expire, are cancelled or otherwise terminate without being exercised, the shares of Common Stock subject to such expired, cancelled or terminated awards will then be available for grant under the 2007 Plan. Shares subject to awards will be charged against the 2007 Plan share reserve on the basis of one (1) share for each one (1) share granted. Any shares returned to the reserve as described above will be returned on the same basis as they are charged.

Eligibility
Awards other than incentive stock options generally may be granted only to employees, directors and consultants of the Company, or certain related entities or designated affiliates. An incentive stock option can only be granted to a person who, on the effective date of grant, is an employee of the Company, a parent corporation or a subsidiary corporation. As of January 10, 2007, approximately 18 persons would have been eligible to receive grants under the 2007 Plan.

No incentive stock options may be granted under the 2007 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options granted under the 2007 Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance based compensation” under Code Section 162(m) no employee may be granted awards in excess of the following in each fiscal year of the Company:

•	Stock options and stock appreciation rights: No more than 500,000 shares.
•	Restricted stock and restricted stock unit awards having vesting based upon the attainment of performance goals: No more than 250,000 shares.
•	Performance share awards: No more than 250,000 shares for each full fiscal year contained in the performance period of the award.
•	Performance unit awards: No more than $5,000,000 for each full fiscal year contained in the performance period of the award.

California Compliance
The rules governing awards under the 2007 Plan may be more restrictive than those generally applicable to the extent required by applicable California securities law.

Options and Stock Appreciation Rights
The following is a description of the general terms of options and stock appreciation rights under the 2007 Plan. Individual grants may have terms that differ from those described below.

Exercise Price; Payment.  The exercise price of incentive stock options under the 2007 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the stock subject to the award on the date of the option grant. On January 10, 2007, the closing price of the Company’s Common Stock as reported on the OTC Bulletin Board was $2.25 per share. The exercise price of options granted under the 2007 Plan must be paid: (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership of shares of Common Stock of the Company owned by the optionee having a fair market value not less than the exercise price, (iii) for optionees who are employees, in the Company’s sole and absolute discretion, by delivery of a promissory note, (iv) in any other form of legal consideration acceptable to the Board, or (v) any combination of the above.

No Repricing.  The 2007 Plan does not permit the Company to lower the exercise price of options or stock appreciation rights without further shareholder approval.

Exercise.     Options and stock appreciation rights granted under the 2007 Plan may become exercisable (“vest”) in cumulative increments as determined by the Board provided that the holder’s employment by, or service as a director or consultant to the Company or certain related entities or designated affiliates (“service”) continues from the date of grant until the applicable vesting date. Shares covered by awards granted under the 2007 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an award may be exercised.

Term.  The maximum term of options and stock appreciation rights under the 2007 Plan is ten years, except that in certain cases (see “Eligibility” above) the maximum term is five years. The 2007 Plan provides for earlier termination of an award due to the holder’s cessation of service.

Restrictions on Transfer
Incentive stock options granted under the 2007 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. A nonstatutory stock option or stock appreciation right is not transferable in any manner other than (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary taking effect upon the death of the optionee, (iii) by delivering written notice to the Company that the optionee will be gifting to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Board may approve.

Restricted Stock Units
The Board may grant restricted stock units under the 2007 Plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the company. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Board, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Restricted Stock Awards
The Board may grant restricted stock awards under the 2007 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, for which the participant furnishes consideration in the form of services to the company. The Board determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Performance Awards
The Board may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the determines in writing and sets forth in a written agreement between the company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards, and “Board” as used in this section shall mean this committee. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a value set by the Board. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Board will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and each subsidiary corporation consolidated with the company for financial reporting purposes, or such division or business unit of the company as may be selected by the Board. The Board, in its discretion, may base performance goals on one or more of the following such measures: sales revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before stock-based compensation expense, interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on shareholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total shareholder return, free cash flow, net operating income, operating cash flow, return on investment, employee satisfaction, employee retention, balance of cash, cash equivalents and marketable securities, product development, research and development expenses, completion of an identified special project, completion of a joint venture or other corporate transaction, or other measures as determined by the Board. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Board. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Board, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Board will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Board. In its discretion, the Board may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the company’s common stock. The Board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Board, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2007 Plan provides that, unless otherwise determined by the Board, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards
The 2007 Plan authorizes the Board to establish a deferred compensation award program. If and when implemented, participants designated by the Board who are officers, directors or members of a select group of highly compensated employees may elect to receive, in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards, an award of deferred stock units. Each such stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units are fully vested upon grant and will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of stock units subject to the award as soon as practicable following the earlier of the date on which the participant’s service terminates or a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a shareholder until shares of common stock are issued to the participant in settlement of the stock units. However, participants holding deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole and fractional stock units determined in accordance with a method specified by the Board in the participant’s award agreement. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Other Stock-Based Awards
The Plan permits the Board to grant other awards based on the Company’s stock or on dividends on the Company’s stock.

Effect of Certain Corporate Events
In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments will be made in the number and class of shares subject to the 2007 Plan and to any outstanding awards, in the Section 162(m) per employee grant limit (see “Federal Income Tax Information — Potential Limitation on Company Deductions,” below), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the Company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards for such corporation’s stock. Awards that are not assumed, replaced or exercised prior to the change in control will terminate. The Board may grant awards that will accelerate in connection with a change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination
The Board may amend or terminate the 2007 Plan at any time. If not earlier terminated, the 2007 Plan will expire on the tenth anniversary of shareholder approval.

The Board may also amend the 2007 Plan at any time or from time to time. However, no amendment authorized by the Board will be effective unless approved by the shareholders of the Company if the amendment would: (i) increase the number of shares reserved for options under the 2007 Plan; (ii) change the class of persons eligible to receive incentive stock options; or (iii) modify the 2007 Plan in any other way if such modification requires shareholder approval under applicable law, regulation or rule.

Specific Grants
Awards under the 2007 Plan are discretionary. Accordingly, it is not possible to determine the number of awards that may be granted under the 2007 Plan to specific individuals. Federal Income Tax Information

Incentive Stock Options.
An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights.
Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the holding period of the shares is more than 12 months. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock.
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeitmure and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferred Compensation Awards.
A participant generally will recognize no income upon the receipt of deferred compensation awards. Upon the settlement of the awards, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of the shares received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date they are transferred to the participant, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Potential Limitation on Company Deductions.
Code Section 162(m) denies a deduction to the Company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the shareholders, (iii) the option is granted by a Compensation Committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

For the aforementioned reasons, the 2007 Plan provides for an annual per employee limitation as required under Section 162(m) and the Company’s Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee qualify as performance-based compensation, and the other awards subject to performance goals may qualify.

Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2007 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 2007 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

REQUEST FOR MORE INFORMATION
Copies of PURE Bioscience’s Annual Report on Form 10-KSB for the fiscal year ended July 31, 2006 (excluding exhibits thereto) are available without charge upon written request to PURE Bioscience, 1725 Gillespie Way, El Cajon, CA 92020, Attn: Investor Relations. The Annual Report on Form 10-KSB and PURE Bioscience’s Quarterly Reports on Form 10-Q as well as certain other documents filed with the Securities and Exchange Commission (SEC) are available on the SEC’s website at www.sec.gov.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2008 Annual Meeting, shareholder proposals must be received by the Company no later than October 1, 2007, and must otherwise comply with the requirements of Rule 14a-8. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the date of last year’s meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a shareholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting. All notices of proposals by shareholders should be sent to the office of the Company, 1725 Gillespie Way, El Cajon, California 92020.

OTHER MATTERS
We know of no other matters to be submitted at the Annual meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.